Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-200212

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Trigger Phoenix Callable Optimization Securities Linked to the least performing index between the Russell 2000® Index and the S&P 500® Index due January 15, 2025	$1,550,000.00	$180.11
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(2)	Previously Paid.

Amendment No. 1 dated January 14, 2015† to Pricing Supplement dated January 8, 2015 (To Prospectus dated November 14, 2014 and Product Supplement dated January 8, 2015)

UBS AG $1,550,000 Trigger Phoenix Callable Optimization Securities

Linked to the least performing index between the Russell 2000® Index and the S&P 500® Index due January 15, 2025

Investment Description

UBS AG Trigger Phoenix Callable Optimization Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the least performing index between the Russell 2000® Index and the S&P 500® Index (each an “underlying index” and together the “underlying indices”). UBS will pay a quarterly contingent coupon if the closing levels of all the underlying indices on the applicable observation date (including the final valuation date) are equal to or greater than their respective coupon barriers. Otherwise, no coupon will be paid for the quarter. Prior to the maturity date, UBS may call the Securities in whole, but not in part, upon written notice to the trustee (an “issuer call”) on or before any observation date, regardless of the closing level of any of the underlying indices on such observation date. If the Securities are called by UBS at its election, UBS will pay you the principal amount of your Securities plus any contingent coupon otherwise due pursuant to the contingent coupon feature on the coupon payment date corresponding to such observation date and no further amounts will be owed to you during the term of the Securities. If the Securities are not called by UBS at its election prior to maturity and a trigger event does not occur, UBS will pay you a cash payment at maturity equal to the principal amount of your Securities. If the Securities are not called by UBS at its election prior to maturity and a trigger event occurs, UBS will pay you less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative return of the underlying index with the largest percentage decrease between its initial level and final level (the “least performing underlying index”) over the term of the Securities and you may lose all of your initial investment. A trigger event is deemed to have occurred if the closing level of either of the underlying indices is less than its respective trigger level on the “trigger observation date”, which is the final valuation date. Investing in the Securities involves significant risks. You will lose some or all of your initial investment if the Securities are not called by UBS at its election and a trigger event occurs. The Securities will not pay a contingent coupon if the closing level of any underlying index is less than its respective coupon barrier on an observation date. Prior to the maturity date, UBS may call the Securities in whole, but not in part, upon an issuer call on or before any observation date, regardless of the closing level of either of the underlying indices on such observation date. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the issuer. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

Features
☐	Contingent Coupon — UBS will pay a quarterly contingent coupon if the closing levels of both of the underlying indices on the applicable observation date (including the final valuation date) are equal to or greater than their respective coupon barriers. Otherwise, no coupon will be paid for that quarter.
☐	Issuer Callable — Prior to the maturity date, UBS may call the Securities in whole, but not in part, upon an issuer call on or before any observation date, regardless of the closing level of either of the underlying indices on such observation date. If the Securities are called by UBS at its election, UBS will pay you the principal amount of your Securities plus any contingent coupon otherwise due pursuant to the contingent coupon feature on the coupon payment date corresponding to such observation date and no further amounts will be owed to you during the term of the Securities. If the Securities are not called by UBS at its election, investors will have the potential for downside market risk at maturity.
☐	Contingent Repayment of Principal Amount at Maturity — If the Securities are not called by UBS at its election prior to maturity and a trigger event does not occur, UBS will pay you a cash payment at maturity equal to the principal amount of your Securities. If the Securities are not called by UBS at its election prior to maturity and a trigger event occurs, UBS will pay you less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative return of the least performing underlying index over the term of the Securities and you may lose all of your initial investment. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date*	January 8, 2015
Settlement Date*	January 15, 2015
Observation Dates**	Quarterly (see page 4)
Final Valuation Date**	January 8, 2025
Maturity Date**	January 15, 2025
*	We expect to deliver each offering of the Securities against payment on or about the fifth business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities in the secondary market on any date prior to three business days before delivery of the Securities will be required, by virtue of the fact that each Security initially will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.
**	Subject to postponement in the event of a market disruption event, as described in the Trigger Phoenix Callable Optimization Securities product supplement.

Notice to investors: the Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay all of your initial investment in the Securities at maturity, and the Securities may have downside market risk similar to the least performing underlying index. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Securities if you do not understand or are not comfortable with the significant risks involved in investing in the Securities.

You should carefully consider the risks described under “Key Risks” beginning on page 5 and under “Risk Factors” beginning on page PS-15 of the Trigger Phoenix Callable Optimization Securities product supplement before purchasing any Securities. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Securities. You may lose some or all of your initial investment in the Securities. The Securities will not be listed or displayed on any securities exchange or any electronics communications network.

Security Offering

These terms relate to Securities linked to the least performing index between the Russell 2000® Index and the S&P 500® Index. The Securities are offered at a minimum investment of 100 Securities at $10 per Security (representing a $1,000 investment), and integral multiples of $10 in excess thereof.

Underlying Indices	Tickers	Contingent Coupon Rate	Initial Levels	Trigger Levels	Coupon Barriers	CUSIP	ISIN
Russell 2000® Index S&P 500® Index	RTY SPX	9.76% per annum	1,196.121 2,062.14	598.061, which is 50% of the Initial Level 1,031.07, which is 50% of the Initial Level	837.285, which is 70% of the Initial Level 1,443.50, which is 70% of the Initial Level	90274F643	US90274F6438

The estimated initial value of the Securities as of the trade date is $9.676 for Securities linked to the least performing index between the Russell 2000® Index and the S&P 500® Index. The estimated initial value of the Securities was determined as of the close of the relevant markets on the date of this pricing supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 6 and 7 of this pricing supplement.

See “Additional Information about UBS and the Securities” on page ii. The Securities will have the terms set forth in the Trigger Phoenix Callable Optimization Securities product supplement relating to the Securities, dated January 8, 2015, the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement, the Trigger Phoenix Callable Optimization Securities product supplement, the index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Securities	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the least performing index between the Russell 2000® Index and the S&P 500® Index	$1,550,000.00	$10.00	$31,000.00	$0.20	$1,519,000.00	$9.80
†	This amended pricing supplement supersedes in its entirety the related pricing supplement dated January 8, 2015 for the Securities. We refer to this amended pricing supplement as the pricing supplement.

UBS Financial Services Inc.	UBS Investment Bank

Amended Pricing Supplement dated January 14, 2015

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by an index supplement and a product supplement for the Securities) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Trigger Phoenix Callable Optimization Securities Product Supplement dated January 8, 2015:

http://www.sec.gov/Archives/edgar/data/1114446/000139340115000007/c398340_6901058-424b2.htm

♦	Index Supplement dated November 14, 2014:

http://www.sec.gov/Archives/edgar/data/1114446/000119312514413492/d818855d424b2.htm

♦	Prospectus dated November 14, 2014:

http://www.sec.gov/Archives/edgar/data/1114446/000119312514413375/d816529d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Trigger Phoenix Callable Optimization Securities” or the “Securities” refer to the Securities that are offered hereby. Also, references to the “Trigger Phoenix Callable Optimization Securities product supplement” mean the UBS product supplement, dated January 8, 2015, references to the “index supplement” mean the UBS index supplement, dated November 14, 2014 and references to “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants,” dated November 14, 2014.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5 and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Securities.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

This amended and restated pricing supplement amends and restates and supersedes the pricing supplement related hereto dated January 8, 2015 in its entirety.

ii

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of some or all of your initial investment.
♦	You can tolerate a loss of some or all of your investment and are willing to make an investment that may have the same downside market risk as an investment in the least performing underlying index.
♦	You believe the closing level of each of the underlying indices will be equal to or greater than their respective coupon barriers on the specified observation dates (including the final valuation date).
♦	You believe a trigger event will not occur, meaning the closing levels of all the underlying indices will be equal to or greater than their respective trigger levels on the final valuation date.
♦	You understand and accept that you will not participate in any appreciation in the levels of the underlying indices and that your potential return is limited to the contingent coupons specified in this pricing supplement.
♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying indices.
♦	You are willing to invest in the Securities based on the coupon barriers and trigger levels listed on the cover hereof.
♦	You are willing to invest in the Securities based on the contingent coupon rate listed herein.
♦	You do not seek guaranteed current income from your investment and are willing to forgo any dividends paid on the stocks included in the underlying indices.
♦	You are willing to invest in securities that may be called early at the election of UBS and you are otherwise willing to hold such securities to maturity and accept that there may be little or no secondary market for the Securities.
♦	You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
♦	You seek an investment with exposure to companies in the small capitalization segment of the U.S. equity market.
♦	You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of some or all of your initial investment.
♦	You require an investment designed to provide a full return of principal at maturity.
♦	You cannot tolerate a loss of some or all of your investment, and you are not willing to make an investment that may have the same downside market risk as an investment in the least performing underlying index.
♦	You believe that the closing level of either of the underlying indices will decline during the term of the Securities and its closing level is likely to be less than its coupon barrier on the specified observation dates (including the final valuation date).
♦	You believe a trigger event will occur, meaning the closing level of either of the underlying indices will be less than its respective trigger level on the final valuation date.
♦	You seek an investment that participates in the full appreciation in the level of the underlying indices or that has unlimited return potential.
♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying indices.
♦	You are unwilling to invest in the Securities based on the coupon barriers and trigger levels listed on the cover hereof.
♦	You are unwilling to invest in the Securities based on the contingent coupon rate listed herein.
♦	You seek guaranteed current income from this investment or prefer to receive the dividends paid on the stocks included in the underlying indices.
♦	You are unable or unwilling to hold securities that may be called early at the election of UBS, or you are otherwise unable or unwilling to hold such securities to maturity or you seek an investment for which there will be an active secondary market for the Securities.
♦	You do not seek an investment with exposure to companies in the small capitalization segment of the U.S. equity market.
♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 5 of this pricing supplement for risks related to an investment in the Securities.

Final Terms

Issuer	UBS AG, London Branch
Principal Amount	$10 per Security
Term	Approximately 10 years, unless called earlier.
Underlying Indices	The Russell 2000® Index and the S&P 500® Index.
Contingent Coupon	If the closing levels of both of the underlying indices are equal to or greater than their respective coupon barriers on any observation date, UBS will pay you the contingent coupon applicable to such observation date.
If the closing level of either underlying index is less than its respective coupon barrier on any observation date, the contingent coupon applicable to such observation date will not accrue or be payable and UBS will not make any payment to you on the relevant coupon payment date. The contingent coupon is a fixed amount based upon equal quarterly installments at the contingent coupon rate, which is a per annum rate. The table below sets forth the contingent coupon amount that would be applicable to each observation date on which the closing levels of both of the underlying indices are equal to or greater than their respective coupon barriers. The table below reflects the contingent coupon rate of 9.76% per annum for the Securities linked to the least performing index between the Russell 2000® Index and the S&P 500® Index. Amounts in the table below may have been rounded for ease of analysis.
        Contingent Coupon (per Security)
  Russell 2000® Index and S&P 500® Index

                              $0.2440

Contingent coupons on the Securities are not guaranteed. UBS will not pay you the contingent coupon for any observation date on which the closing level of either underlying index is less than its respective coupon barrier.
Trigger Event	A trigger event is deemed to have occurred if the closing level of either of the underlying indices is less than its respective trigger level on the trigger observation date.
In this case, you will be exposed to the underlying return of the least performing underlying index.
Trigger Observation Date	January 8, 2025, which is the final valuation date. The trigger observation date may be postponed due to a market disruption event as set forth in the Trigger Phoenix Callable Optimization Securities product supplement.
Contingent Coupon Rate	The contingent coupon rate is 9.76% per annum for Securities linked to the least performing index between the Russell 2000® Index and S&P 500® Index.

Issuer Call Feature	Prior to the maturity date, UBS may call the Securities in whole, but not in part, upon an issuer call on or before any observation date, regardless of the closing level of either of the underlying indices on such observation date.
If the Securities are called by UBS at its election, UBS will pay you on the corresponding coupon payment date (which will be the “call settlement date”), the principal amount of your Securities plus any contingent coupon otherwise due pursuant to the contingent coupon feature. No further amounts will be owed to you during the term of the Securities.
Payment at Maturity (per Security)	If the Securities are not called, a trigger event does not occur, and the final level of each underlying index is equal to or greater than its coupon barrier, UBS will pay you a cash payment per Security on the maturity date equal to the principal amount of $10 plus the contingent coupon otherwise due on the maturity date.
If the Securities are not called, a trigger event does not occur and the final level of either underlying index is less than its coupon barrier, UBS will pay you a cash payment on the maturity date equal to the principal amount of $10.
If the Securities are not called and a trigger event occurs, UBS will pay you a cash payment on the maturity date that is less than the principal amount, if anything, equal to:
$10 + ($10 × Underlying Return of the Least
            Performing Underlying Index)
You will lose some or all of your initial investment if the Securities are not called and a trigger event occurs.
Least Performing Underlying Index	The underlying index with the lowest underlying return as compared to the other underlying index.
Underlying Return	With respect to each underlying index, the quotient, expressed as a percentage, of (i) the final level of the underlying index minus the initial level of the underlying index, divided by (ii) the initial level of the underlying index. Expressed as a formula:

Final Level – Initial Level

Initial Level

Trigger Level	A specified level of each underlying index that will be less than its respective initial level, as specified on the cover of this pricing supplement.
Coupon Barrier	A specified level of each underlying index that will be less than its respective initial level, as specified on the cover of this pricing supplement.
Initial Level	The closing level of each underlying index on the trade date, as specified on the cover of this pricing supplement, as determined by the calculation agent.
Final Level	The closing level of each underlying index on the final valuation date, as determined by the calculation agent.
Coupon Payment Dates	Five business days following each observation date, except that the coupon payment date for the final valuation date is the maturity date.

Investment Timeline

Investing in the Securities involves significant risks. You may lose some or all of your initial investment. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

The Securities will not pay a contingent coupon if the closing level of either underlying index is less than its respective coupon barrier on an observation date. UBS may notify the trustee that it would like to call the Securities on any quarterly observation date regardless of the closing level of any of the underlying indices on such observation date. If the Securities are not called by UBS and a trigger event occurs, you will lose some or all of your initial investment at maturity.

Observation Dates(1) and Coupon Payment Dates(2)

Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates
April 8, 2015	April 15, 2015	October 8, 2018	October 15, 2018	April 8, 2022	April 18, 2022
July 8, 2015	July 15, 2015	January 8, 2019	January 15, 2019	July 8, 2022	July 15, 2022
October 8, 2015	October 15, 2015	April 8, 2019	April 15, 2019	October 10, 2022	October 17, 2022
January 8, 2016	January 15, 2016	July 8, 2019	July 15, 2019	January 9, 2023	January 17, 2023
April 8, 2016	April 15, 2016	October 8, 2019	October 15, 2019	April 10, 2023	April 17, 2023
July 8, 2016	July 15, 2016	January 8, 2020	January 15, 2020	July 10, 2023	July 17, 2023
October 10, 2016	October 17, 2016	April 8, 2020	April 16, 2020	October 9, 2023	October 16, 2023
January 9, 2017	January 17, 2017	July 8, 2020	July 15, 2020	January 8, 2024	January 16, 2024
April 10, 2017	April 18, 2017	October 8, 2020	October 15, 2020	April 8, 2024	April 15, 2024
July 10, 2017	July 17, 2017	January 8, 2021	January 15, 2021	July 8, 2024	July 15, 2024
October 9, 2017	October 16, 2017	April 8, 2021	April 15, 2021	October 8, 2024	October 15, 2024
January 8, 2018	January 16, 2018	July 8, 2021	July 15, 2021	January 8, 2025	January 15, 2025
April 9, 2018	April 16, 2018	October 8, 2021	October 15, 2021
July 9, 2018	July 16, 2018	January 10, 2022	January 18, 2022
(1)	Subject to the market disruption event provisions set forth in the Trigger Phoenix Callable Optimization Securities product supplement.
(2)	If you are able to sell the Securities in the secondary market on the day preceding an observation date, or on an observation date, the purchaser of the Securities shall be deemed to be the record holder on the applicable record date and therefore you will not be entitled to any contingent coupon, if a contingent coupon is paid on the coupon payment date with respect to that observation date. If you are able to sell your Securities in the secondary market on the day following an observation date and before the applicable coupon payment date, you will be deemed to be the record holder on the record date and therefore you shall be entitled to any contingent coupon, if a contingent coupon is paid on the coupon payment date with respect to that observation date.

Key Risks

An investment in the offering of the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the underlying indices. Some of the risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” section of the Trigger Phoenix Callable Optimization Securities product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	Risk of loss at maturity — The Securities differ from ordinary debt securities in that UBS will not necessarily repay the principal amount of the Securities at maturity. If the Securities are not called by UBS at its election, UBS will repay you the principal amount of your Securities in cash only if a trigger event does not occur and will only make such payment at maturity. If the Securities are not called by UBS at its election and a trigger event occurs, you will lose a percentage of your principal amount equal to the underlying return of the least performing underlying index.
♦	The contingent repayment of principal applies only if you hold your Securities to maturity — If UBS does not call the Securities, you should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the closing levels of both of the underlying indices are equal to or greater than their respective trigger levels.
♦	You may not receive any contingent coupons — UBS will not necessarily make periodic coupon payments on the Securities. If the closing level of either of the underlying indices on an observation date is less than its respective coupon barrier, UBS will not pay you the contingent coupon applicable to such observation date. If the closing level of either of the underlying indices is less than its respective coupon barrier on each of the observation dates, UBS will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your Securities. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Securities.
♦	Your potential return on the Securities is limited, you will not participate in any appreciation of the underlying indices and you will not have the same rights as holders of the index constituent stocks — The return potential of the Securities is limited to the pre specified contingent coupon rate, regardless of the appreciation of the underlying indices. In addition, the total return on the Securities will vary based on the number of observation dates on which the requirements of the contingent coupon have been met prior to maturity or an issuer call. Because UBS may call the Securities as early as the first observation date, the total return on the Securities could be minimal. Further, if UBS calls the Securities, you will not receive any contingent coupons or any other payment in respect of any observation dates after the call settlement date, and your return on the Securities could be less than if the Securities remained outstanding until maturity. If UBS does not call the Securities, you may be subject to the underlying return of the least performing underlying index even though you cannot participate in any appreciation in the level of the underlying indices. As a result, the return on an investment in the Securities could be less than the return on a direct investment in any or all of the underlying indices or the stocks and other constituents comprising the underlying indices (the “index constituent stocks”). Investors in the Securities will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the index constituent stocks would have.
♦	Higher contingent coupon rates are generally associated with a greater risk of loss — Greater expected volatility with respect to, and lower expected correlation among, the underlying indices reflects a higher expectation as of the trade date that the closing level of either of the underlying indices could be less than its respective trigger level on the final valuation date of the Securities. This greater expected risk will generally be reflected in a higher contingent coupon rate for that Security. However, while the contingent coupon rate is a fixed amount, the volatilities of the underlying indices, and the correlation among the underlying indices, can change significantly over the term of the Securities. The levels of either of the underlying indices for your Securities could fall sharply, which could result in the loss of some or all of your initial investment.
♦	Reinvestment risk — UBS has the right to call the Securities prior to the maturity date. UBS is less likely to exercise its issuer call right when the closing level of either of the underlying indices is less than its respective coupon barrier. Also, UBS is more likely to exercise its issuer call right when prevailing interest rates are low relative to the contingent coupon rate. In the event that prevailing interest rates are low relative to the contingent coupon rate and UBS exercises its right to call the Securities, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Securities, you will incur transaction costs and the original issue price for such an investment is likely to include certain built in costs such as dealer discounts and hedging costs. UBS’s right to call the Securities may also adversely impact your ability to sell your Securities as the maturity date approaches.
♦	Interest rate risk — Because of the issuer call and contingent coupon features of the Securities, you will bear greater exposure to fluctuations in interest rates than if you purchased securities without such features. In particular, you may be negatively affected if prevailing interest rates begin to rise, because UBS’s right to call the Securities does not extend to investors and the contingent coupon rate on the Securities may be less than the amount of interest you could earn on other investments with a similar level of risk available at such time. In addition, if you tried to sell your Securities at such time, the value of your Securities in any secondary market transaction would also be adversely affected. Conversely, in the event that prevailing interest rates are low relative to the contingent coupon rate and UBS exercises its right to call the Securities, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk.

♦	You are exposed to the market risk of each underlying index — Your return on the Securities is not linked to a basket consisting of the underlying indices. Rather, it will be contingent upon the performance of each individual underlying index. Unlike an instrument with a return linked to a basket of indices or other underlying assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to both of the underlying indices. Poor performance by any one of the underlying indices over the term of the Securities may negatively affect your return and will not be offset or mitigated by a positive performance by the other underlying indices. To receive any contingent coupon or contingent repayment of principal at maturity from UBS, the closing levels of all underlying indices must be equal to or greater than their coupon barriers and trigger levels on the applicable observation date or trigger observation date, respectively. In addition, if not called prior to maturity by UBS at its election, you may incur a loss proportionate to the negative return of the least performing underlying index. Accordingly, your investment is subject to the market risk of each underlying index.
♦	Because the Securities are linked to the performance of more than one underlying index (instead of to the performance of one underlying index), it is more likely that one of the underlying indices will decrease to a level that is less than its coupon barrier and its trigger level, increasing the probability that you will not receive the contingent coupons and that you will lose some or all of your initial investment — The risk that you will not receive the contingent coupons and that you will lose some or all of your initial investment in the Securities is greater if you invest in the Securities as opposed to securities that are linked to the performance of a single underlying index if their terms are otherwise substantially similar. With a greater total number of underlying indices, it is more likely that a underlying index will be less than its coupon barrier or trigger level and that a trigger event will occur, and therefore it is more likely that you will not receive the contingent coupons and that at maturity you will receive an amount in cash which is worth less than your principal amount. In addition, if the performances of the underlying indices are not correlated to each other, the risk that a trigger event will occur is even greater.
♦	Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including payments in respect of an issuer call, contingent coupon or any contingent repayment of principal provided at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose all of your initial investment.
♦	Market risk — The return on the Securities is directly linked to the performance of the underlying indices and indirectly linked to the value of the stocks comprising the underlying indices (“index constituent stocks”), and will depend on whether, and the extent to which, the return on the indices is positive or negative. The level of each underlying index can rise or fall sharply due to factors specific to such index or its index constituents, such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market or commodity market volatility and levels, interest rates and economic and political conditions.
♦	Fair value considerations.
♦	The issue price you pay for the Securities exceeds their estimated initial value — The issue price you pay for the Securities exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the Securities by reference to our internal pricing models and the estimated initial value of the Securities is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the level of the underlying indices, the volatility of the underlying indices, the correlation between the underlying indices, the dividend rate paid on the index constituent stocks, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date is less than the issue price you pay for the Securities.
♦	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.
♦	Limited or no secondary market and secondary market price considerations.
♦	There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and its affiliates may make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.
♦	The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
♦	Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the underlying indices; the volatility of the underlying indices; the correlation between the underlying indices; the dividend rate paid on the index constituent stocks; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; and the creditworthiness of UBS.
♦	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “—Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.
♦	No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the levels of the underlying indices will rise or fall. The closing levels of the underlying indices will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying indices. You should be willing to accept the risks of owning equities in general and the index constituent stocks in particular, and the risk of losing some or all of your initial investment.
♦	There are small-capitalization stock risks associated with the Russell 2000® Index — The Securities are subject to risks associated with small-capitalization companies. The Russell 2000® Index is comprised of stocks of companies that may be considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large capitalization companies and therefore the underlying index may be more volatile than an index in which a greater percentage of the constituent stocks are issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large capitalization companies to adverse business and economic developments, and the stocks of small capitalization companies may be thinly traded. In addition, small capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.
♦	The underlying indices reflect price return, not total return — The return on your Securities is based on the performance of the underlying indices, which reflect the changes in the market prices of the index constituent stocks. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the index constituent stocks. The return on your Securities will not include such a total return feature or dividend component.
♦	Changes affecting the underlying indices could have an adverse effect on the value of the Securities — The policies of The Frank Russell Company, the sponsor of the Russell 2000® Index and Standard & Poor’s Financial Services LLC, a division of The McGraw-Hill Companies, Inc., the sponsor of the S&P 500® Index, (together, the “index sponsors”), concerning additions, deletions and substitutions of the index constituent stocks and the manner in which the index sponsor takes account of certain changes affecting those index constituent stocks may adversely affect the levels of the underlying indices. The policies of the index sponsors with respect to the calculation of the underlying indices could also adversely affect the levels of the underlying indices. The index sponsors may discontinue or suspend calculation or dissemination of the underlying indices. Any such actions could have an adverse effect on the value of the Securities.
♦	UBS cannot control actions by the index sponsors and the index sponsors have no obligation to consider your interests — UBS and its affiliates are not affiliated with the index sponsors and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying indices. The index sponsors are not involved in the Securities offering in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying indices and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying indices, may adversely affect the levels of the underlying indices and, therefore, the market value of the Securities. Further, UBS is less likely to call the Securities when the closing level of any index is trading less than its respective coupon barrier, and, therefore, any hedging activities that adversely affect the level of such index may also diminish the probability of UBS calling the Securities.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of index constituent stocks comprising the underlying indices or trading activities related to one or more underlying index or any index constituents, which may present a conflict between the interests of UBS and you, as a holder of the Securities. Moreover, UBS may elect to call the Securities pursuant to the issuer call feature. If UBS so elects, the decision may be based on factors contrary to those favorable to a holder of the Securities, such as, but not limited to, those described above under “— Reinvestment Risk” and “— Interest rate risk”. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine whether the contingent coupon is payable to you on any coupon payment date and the payment at maturity of the Securities, if any, based on observed closing levels of the underlying indices, if any. The calculation agent can postpone the determination of the initial level, closing level or final level of any underlying index (and therefore the related coupon payment date or maturity date, as applicable) if a market disruption event occurs and is continuing on an observation date (including the final valuation date and trigger observation date). As UBS determines the economic terms of the Securities, including the contingent coupon rate, trigger levels and coupon barriers, and such terms include hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying indices to which the Securities are linked.
♦	Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Securities — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is over indebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Securities, into equity and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder.

♦	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your tax situation.

Hypothetical Examples of How the Securities Might Perform

The examples below illustrate the payment upon a call or at maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for each Security are specified on the cover of this pricing supplement; amounts may have been rounded for ease of reference):

Principal Amount:	$10
Term:	Approximately 10 years
Contingent Coupon Rate:	8.00% per annum (or 2.00% per quarter)
Contingent Coupon:	$0.20 per quarter
Observation Dates:	Quarterly
Trigger Observation Date:	Final Valuation Date
Initial Level:
Underlying Index A:	1200
Underlying Index B:	2000
Coupon Barrier:
Underlying Index A:	840 (which is equal to 70% of the Initial Level)
Underlying Index B:	1400 (which is equal to 70% of the Initial Level)
Trigger Level:
Underlying Index A:	600 (which is equal to 50% of the Initial Level)
Underlying Index B:	1000 (which is equal to 50% of the Initial Level)

Example 1 — On the first Observation Date, UBS notifies the trustee that it would like to call the Securities.

Date	Closing Level	Payment (per Security)
First Observation Date	Underlying Index A: 1300 (equal to or greater than Coupon Barrier)	$0.20
	Underlying Index B: 2000 (equal to or greater than Coupon Barrier)
	Total Payment	$10.20 (2% total return)

Because UBS notifies the trustee on the first observation date that it would like to call the Securities and the closing levels of both underlying indices are equal to or greater than their respective coupon barriers, UBS will pay on the call settlement date a total of $10.20 per Security (reflecting your principal amount plus the applicable contingent coupon), a 2% total return on the Securities. You will not receive any further payments on the Securities.

Example 2 — On the third Observation Date, UBS notifies the trustee that it would like to call the Securities.

Date	Closing Level	Payment (per Security)
First Observation Date	Underlying Index A: 800 (less than Coupon Barrier)	$0.00
Underlying Index B: 2100 (equal to or greater than Coupon Barrier)
Second Observation Date	Underlying Index A: 900 (equal to or greater than Coupon Barrier)	$0.20 (Contingent Coupon)
Underlying Index B: 1800 (equal to or greater than Coupon Barrier)
Third Observation Date	Underlying Index A: 900 (equal to or greater than Coupon Barrier)	$10.20 (Settlement Amount)
Underlying Index B: 1800 (equal to or greater than Coupon Barrier)
	Total Payment	$10.40 (4% total return)

Because UBS notifies the trustee on the third observation date that it would like to call the Securities and the closing levels of both underlying indices are equal to or greater than their respective coupon barriers, UBS will pay on the call settlement date a total of $10.20 per Security (reflecting your principal amount plus the applicable contingent coupon). When added to the contingent coupon of $0.20 received in respect of the prior observation dates, you will have received a total of $10.40, a 4% total return on the Securities. You will not receive any further payments on the Securities.

Example 3 — UBS does NOT call the Securities and a Trigger Event does not occur.

Date	Closing Level	Payment (per Security)
First Observation Date	Underlying Index A: 900 (equal to or greater than Coupon Barrier)	$0.20 (Contingent Coupon)
Underlying Index B: 1900 (equal to or greater than Coupon Barrier)
Second Observation Date	Underlying Index A: 1000 (equal to or greater than Coupon Barrier)	$0.20 (Contingent Coupon)
Underlying Index B: 1900 (equal to or greater than Coupon Barrier)
Third through Thirty-ninth Observation Dates	Underlying Index A: Various (all equal to or greater than Coupon Barrier)	$0.00
Underlying Index B: Various (all less than Coupon Barrier)
Final Valuation Date	Underlying Index A: 1100 (equal to or greater than Coupon Barrier and Trigger Level)	$10.20 (Payment at Maturity)
Underlying Index B: 1600 (equal to or greater than Coupon Barrier and Trigger Level)
	Total Payment	$10.60 (6% total return)

Because UBS does not call the Securities and the final level of both of the underlying indices are equal to or greater than their respective coupon barriers and trigger levels, a trigger event does not occur and at maturity, UBS will pay a total of $10.20 per Security (reflecting your principal amount plus the applicable contingent coupon). When added to the contingent coupons of $0.40 received in respect of the prior observation dates, UBS will have paid a total of $10.60, a 6% total return on the Securities.

Example 4 — Securities are NOT Called and a Trigger Event Occurs

Date	Closing Level	Payment (per Security)
First Observation Date	Underlying Index A: 1000 (equal to or greater than Coupon Barrier)	$0.20 (Contingent Coupon)
Underlying Index B: 1900 (equal to or greater than Coupon Barrier)
Second Observation Date	Underlying Index A: 900 (equal to or greater than Coupon Barrier)	$0.20 (Contingent Coupon)
Underlying Index B: 1800 (equal to or greater than Coupon Barrier)
Third through Thirty-ninth Observation Dates	Underlying Index A: Various (all equal to or greater than Coupon Barrier)	$0.00
Underlying Index B: Various (all less than Coupon Barrier)
Final Valuation Date	Underlying Index A: 1300 (equal to or greater than Trigger Level and Coupon Barrier) Underlying Index B: 800 (less than Coupon Barrier and Trigger Level)	$10 + [$10 × Underlying Return of Least Performing Underlying Index] = $10 + [$10 × -60%] = $10 - $6 = $4 (Payment at Maturity)
	Total Payment	$4.40 (-56% total loss)

Because UBS does not call the Securities and the final level of one of the underlying indices is less than its trigger level, a trigger event occurs. Therefore, at maturity, you will be exposed to the underlying return of the least performing underlying index and UBS will pay you $4.00 per Security. When added to the contingent coupons of $0.40 received in respect of prior observation dates, UBS will have paid you $4.40 per Security for a loss on the Securities of 56.00%.

We make no representation or warranty as to which of the underlying indices will be the least performing underlying index for the purposes of calculating your actual payment at maturity.

Investing in the Securities involves significant risks. The Securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not called by UBS, you may lose some or all of your initial investment. Specifically, if the Securities are not called at the election of UBS and a trigger event occurs, you will lose a percentage of your principal amount equal to the underlying return of the least performing underlying index, and in extreme situations, you could lose all of your initial investment.

The Securities will not pay a contingent coupon if either underlying index is less than its respective coupon barrier on an observation date. UBS may notify the trustee that it would like to call the Securities on any observation date regardless of the closing levels of either of the underlying indices on such observation date.

Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

Russell 2000® Index

We have derived all information regarding the Russell 2000® Index (“the Russell 2000 Index”) contained in this pricing supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the Frank Russell Company.

The Frank Russell Company has no obligation to continue to publish the Russell 2000 Index, and may discontinue publication of the Russell 2000 Index at any time.

The Russell 2000 Index is published by the Frank Russell Company. As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — Russell 2000 Index,” the Russell 2000 Index measures the composite price performance of the smallest 2,000 companies included in the Russell 3000 Index. The Russell 3000 Index is composed of the 3,000 largest United States companies by market capitalization and represents approximately 98% of the market capitalization of the United States equity market. The Russell 2000 Index value is calculated by adding the market values of the index’s component stocks and then dividing the derived total market capitalization by the “adjusted” capitalization of the Russell 2000 Index on the base date of December 31, 1986.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the Russell 2000 Index.

Historical Information

The following table sets forth the quarterly high and low closing levels for the Russell 2000® Index, based on the daily closing levels as reported by Bloomberg Professional® service (“Bloomberg”), without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the Russell 2000® Index on January 8, 2015 was 1,196.121. Past performance of the Russell 2000® Index is not indicative of the future performance of the Russell 2000® Index.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2011	3/31/2011	843.549	773.184	843.549
4/1/2011	6/30/2011	865.291	777.197	827.429
7/1/2011	9/30/2011	858.113	643.421	644.156
10/3/2011	12/30/2011	765.432	609.490	740.916
1/3/2012	3/30/2012	846.129	747.275	830.301
4/2/2012	6/29/2012	840.626	737.241	798.487
7/2/2012	9/28/2012	864.697	767.751	837.450
10/1/2012	12/31/2012	852.495	769.483	849.350
1/2/2013	3/28/2013	953.068	872.605	951.542
4/1/2013	6/28/2013	999.985	901.513	977.475
7/1/2013	9/30/2013	1,078.409	989.535	1,073.786
10/1/2013	12/31/2013	1,163.637	1,043.459	1,163.637
1/2/2014	3/31/2014	1,208.651	1,093.594	1,173.038
4/1/2014	6/30/2014	1,192.964	1,095.986	1,192.964
7/1/2014	9/30/2014	1,208.150	1,101.676	1,101.676
10/1/2014	12/31/2014	1,219.109	1,049.303	1,204.696
1/2/2015*	1/8/2015*	1,198.800	1,161.311	1,196.121
*	As of the date of this pricing supplement, available information for the first calendar quarter of 2015 includes data for the period from January 2, 2015 through January 8, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2015.

The graph below illustrates the performance of the Russell 2000® Index from January 3, 2000 through January 8, 2015, based on information from Bloomberg. The dotted lines represent the trigger level and the coupon barrier of 598.061 and 837.285, which are equal to 50% and 70%, respectively, of the closing level on January 8, 2015. Past performance of the Russell 2000® Index is not indicative of the future performance of the Russell 2000® Index.

S&P 500® Index

We have derived all information contained in this pricing supplement regarding the S&P 500® Index, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by Standard & Poor’s Financial Services LLC, a division of The McGraw-Hill Companies, Inc. (“S&P”).

S&P has no obligation to continue to publish the S&P 500® Index, and may discontinue publication of the S&P 500® Index at any time. The S&P 500® Index is determined, comprised and calculated by S&P without regard to the Securities.

The S&P 500® Index is published by S&P. As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index”, the S&P 500® Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500® Index is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Ten main groups of companies comprise the S&P 500® Index, with the percentage weight of each group in the index as a whole as of November 28, 2014 indicated below: Information Technology (20.0%), Financials (16.3%), Health Care (14.3%), Consumer Discretionary (12.0%), Industrials (10.4%), Consumer Staples (9.9%), Energy (8.4%), Materials (3.2%), Utilities (3.1%) and Telecommunication Services (2.4%).

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the S&P 500® Index.

Historical Information

The following table sets forth the quarterly high and low closing levels for the S&P 500® Index, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the S&P 500® Index on January 8, 2015 was 2,062.14. Past performance of the S&P 500® Index is not indicative of the future performance of the S&P 500® Index.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2011	3/31/2011	1,343.01	1,256.88	1,325.83
4/1/2011	6/30/2011	1,363.61	1,265.42	1,320.64
7/1/2011	9/30/2011	1,353.22	1,119.46	1,131.42
10/3/2011	12/30/2011	1,285.09	1,099.23	1,257.60
1/3/2012	3/30/2012	1,416.51	1,277.06	1,408.47
4/2/2012	6/29/2012	1,419.04	1,278.04	1,362.16
7/2/2012	9/28/2012	1,465.77	1,334.76	1,440.67
10/1/2012	12/31/2012	1,461.40	1,353.33	1,426.19
1/2/2013	3/28/2013	1,569.19	1,457.15	1,569.19
4/1/2013	6/28/2013	1,669.16	1,541.61	1,606.28
7/1/2013	9/30/2013	1,725.52	1,614.08	1,681.55
10/1/2013	12/31/2013	1,848.36	1,655.45	1,848.36
1/2/2014	3/31/2014	1,878.04	1,741.89	1,872.34
4/1/2014	6/30/2014	1,962.87	1,815.69	1,960.23
7/1/2014	9/30/2014	2,011.36	1,909.57	1,972.29
10/1/2014	12/31/2014	2,090.57	1,862.49	2,058.90
1/2/2015*	1/8/2015*	2,062.14	2,002.61	2,062.14
*	As of the date of this pricing supplement, available information for the first calendar quarter of 2015 includes data for the period from January 2, 2015 through January 8, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2015.

The graph below illustrates the performance of the S&P 500® Index from January 3, 2000 through January 8, 2015, based on information from Bloomberg. The dotted lines represent the trigger level and the coupon barrier of 1,031.07 and 1,443.50, which are equal to 50% and 70%, respectively, of the closing level on January 8, 2015. Past performance of the S&P 500® Index is not indicative of the future performance of the S&P 500® Index.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” of the Trigger Phoenix Callable Optimization Securities product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the Securities, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid derivative contract with respect to the underlying indices. If your Securities are so treated, any contingent coupon that is paid by UBS (including on the maturity date or upon an issuer call) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

In addition, excluding amounts attributable to any contingent coupon, you should generally recognize capital gain or loss upon the sale, exchange, issuer call, or redemption on maturity of your Securities in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent coupon or any amount attributable to any accrued but unpaid contingent coupon) and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year. The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your Securities prior to a coupon observation date, but that could be attributed to an expected contingent coupon, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Securities could differ materially from the treatment described above, as described further under “Supplemental U.S. Tax Considerations — Alternative Treatments” of the Trigger Phoenix Callable Optimization Securities product supplement, as described in such product supplement. The risk that the Securities may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other index-linked securities that do not guarantee full repayment of principal.

The Internal Revenue Service (“IRS”) might also assert that the Securities should be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) or that you should be required to recognize taxable gain (including ordinary income to the extent attributed to certain contingent coupons) on any rebalancing or rollover of the underlying indices.

In 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any U.S. Treasury Department regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice. Non-US Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of investing in the Securities, including the possible application of 30% U.S. withholding tax in respect to the coupons.

Medicare Tax on Net Investment Income.  U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% Medicare tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets.  Certain individuals that own “specified foreign financial assets” in excess of an applicable threshold may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Non-U.S. Holders.  The U.S. federal income tax treatment of the contingent coupons is unclear. Subject to Section 871(m) of the Code and FATCA, as discussed below, we currently do not intend to withhold any tax on any contingent coupons made to a non-U.S. holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Gain from the sale or exchange of a

Security or settlement at maturity generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied, or the non-U.S. holder has certain present or former connections with the United States.

We will not attempt to ascertain whether the issuer of any index constituent stock would be treated as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Security upon a sale, exchange, redemption or other taxable disposition of the Security to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 10% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of an index constituent stock as a United States real property holding corporation or the Securities as United States real property interests.

Section 871(m) of the Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations (if finalized in their current form), certain payments or deemed payments with respect to certain equity-linked instruments (“specified ELIs”) that reference U.S. stocks (including the index constituent stocks of certain underlying indices), may be treated as dividend equivalents (“dividend equivalents”) that are subject to U.S. withholding tax at a rate of 30% (or lower treaty rate). Under these proposed regulations, withholding may be required even in the absence of any actual dividend related payment or adjustment made pursuant to the terms of the instrument. If adopted in their current form, the proposed regulations may impose a withholding tax on payments or deemed payments made on the Securities on or after January 1, 2016 that are treated as dividend equivalents for Securities acquired on or after March 5, 2014. Under a recent IRS Notice, the IRS announced that the IRS and the Treasury Department intend that final Treasury regulations will provide that “specified ELIs” will exclude equity-linked instruments issued prior to 90 days after the date the final Treasury regulations are published. Accordingly, we generally expect that non-U.S. holders of the Securities should not be subject to tax under Section 871(m). However, it is possible that such withholding tax could apply to the Securities under these proposed rules if the non-U.S. holder enters into certain subsequent transactions in respect of the underlying indices. If withholding is required, we (or the applicable paying agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the Securities.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “pass-thru payments” (i.e, certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain foreign pass-thru payments made after December 31, 2016 (or, if later, the date that final regulations defining the term “foreign pass-thru payment” are published). Pursuant to these Treasury regulations, withholding tax under FATCA would not be imposed on foreign pass-thru payments pursuant to obligations that are executed on or before the date that is six months after final regulations regarding such payments are published (and such obligations are not subsequently modified in a material manner) or on withholdable payments solely because the relevant obligation is treated as giving rise to a dividend equivalent (pursuant to Section 871(m) and the regulations thereunder) where such obligation is executed on or before the date that is six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents. If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear. Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Securities through a foreign entity) under the FATCA rules.

Proposed Legislation.

In 2007, legislation was introduced in Congress that, if enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there may not be any interest payments over the entire term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers of the Securities are urged to consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Securities arising under the laws of any state, local or other taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to UBS Securities LLC and UBS Securities LLC has agreed to purchase, all of the Securities at the issue price to the public less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Securities. UBS Securities LLC has agreed to resell all of the Securities to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover of this pricing supplement.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliates’ customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 7 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 6 and 7 of this pricing supplement.